UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2014 (August 21, 2014)

Spindle, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55151	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8700 E. Vista Bonita Dr., STE 260

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 800-560-9198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On August 21, 2014, Craig Page informed the Board of Directors (the “Board”) of Spindle, Inc. (the “Company”) that he would resign from his position as a Director effective August 31, 2014. Mr. Page joined the Board in March of 2013 following the Company’s acquisition of MeNetwork where Mr. Page served as the Chief Operating Officer. Mr. Page’s decision was based on his recently expanded professional obligations as the Chief Information Officer of TransFirst and as a result he would no longer have the ability to devote the requisite time to the Company’s Board.

On August 21, 2014, to fill the vacancy created by Mr. Page’s resignation, the Board announced that it will elect Dr. Jack Scott to serve as a Director of the Company, effective September 1, 2014. Dr. Scott, a shareholder and active advisor to the Company, will hold office for the remainder of Mr. Page’s term until the Company’s 2014 Annual Meeting of Stockholders.

Dr. Scott has a diverse technical and business background spanning more than 35 years that includes applied research, consulting, sales and sales management, executive positions, and ownership of a group of eight recycling and manufacturing businesses, including two joint ventures, through a holding company, Canadus Technologies, LLC. Dr. Scott is a founding member of Canadus Technologies, LLC since February 2000. Prior to his experience with Canadus Technologies, LLC, from February 1997 to January 2000 Dr. Scott was President and CEO of Encycle, Inc., a $300 million recycling company with more than 1,000 employees. Prior to Encycle, Inc., Dr. Scott held various senior management positions with several other companies in the recycling and manufacturing industries.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Dr. Scott.

Related Party Transactions

There are no related party transactions reportable under Item 404(a) of Regulation S-K.

Compensation Arrangements

For his services as a Director, Dr. Scott will receive $2,500 per month and is entitled to reimbursement of any fees and expenses in connection with performing his duties as a Director.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spindle, Inc.
(Registrant)

Date: August 22, 2014	By:	/s/ William Clark
William Clark
Director, Chief Executive Officer and President